                                                              Filed pursuant to
                                                              Rule 424(b)(3)
                                                              File No. 333-28787

SUPPLEMENT TO PROSPECTUS


                               OFFERS TO EXCHANGE
                     11% SENIOR SUBORDINATED NOTES DUE 2005
           FOR ALL OUTSTANDING 11% SENIOR SUBORDINATED NOTES DUE 2005
                                       OF
                             RALPHS GROCERY COMPANY

         This Supplement to Prospectus (the "Supplement") supplements certain information contained in the Prospectus dated October 6, 1997 (the "Prospectus") with respect to the Exchange Offer by Ralphs Grocery Company (the "Company") to holders of all outstanding 11% Senior Subordinated Notes due 2005 (the "Private
Notes") to exchange such Private Notes for its 11% Senior Subordinated Notes due
2005 (the "Exchange Notes"). Other than the extension of the expiration date, the terms and conditions of the Exchange Offer described in the Prospectus remain as set forth therein. Unless otherwise defined, capitalized terms used herein have the same meanings assigned to them in the Prospectus.

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         THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON DECEMBER 1, 1997 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE
OFFER IS EXTENDED BY THE COMPANY IN ITS DISCRETION, IN WHICH CASE THE TERM
"EXPIRATION DATE" SHALL MEAN THE LATEST DATE AND TIME TO WHICH THE EXCHANGE
OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW
YORK CITY TIME, ON THE EXPIRATION DATE.

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         On November 6, 1997, the Company and Fred Meyer, Inc., a Delaware
corporation ("Fred Meyer"), entered into an Agreement and Plan of Merger (the
"Merger Agreement") pursuant to which Fred Meyer will acquire all the outstanding shares of the Company's common and preferred stock in exchange for
Fred Meyer common stock. The merger between the Company and Fred Meyer is subject to regulatory and shareholder approval.

         At the close of business on November 12, 1997, tenders for $155,000,000 principal amount of Private Notes, representing 100% of the outstanding principal amount of Private Notes, had been received.

         Any holder who previously has validly tendered any Private Notes need not take any further action to receive, subject to the terms and conditions of the Exchange Offer, the Exchange Notes. The Company will not distribute an additional Letter of Transmittal and the revised terms reflected in this Supplement shall be deemed a part of the original Letter of Transmittal.

         Any questions regarding procedures for tendering Private Notes or requests for additional copies of this Supplement, the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery should be directed to the Exchange Agent.

                             The Exchange Agent is:

                     UNITED STATES TRUST COMPANY OF NEW YORK

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
     By Registered or Certified Mail:                                           In Person:
United States Trust Company of New York                          United States Trust Company of New York
              P.O. Box 843                                                     111 Broadway
             Cooper Station                                              New York, New York 10006
        New York, New York 10276                              Attention: Lower Level Corporate Trust Window
  Attention: Corporate Trust Services

     By Hand or Overnight Courier:                            By Facsimile (for Eligible Institutions only):
United States Trust Company of New York                                       (212) 420-6152
        770 Broadway, 13th Floor
        New York, New York 10003                                       Confirm Receipt of Notice of
    Attention: Corporate Trust Unit                                 Guaranteed Delivery by Telephone:
                                                                              1-800-548-6565

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                The date of this Supplement is November 13, 1997